VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (this “Agreement”) is made and entered into effective for all purposes and in all respects as of January 25, 2006 by and among (i) Steven Morain (“Trustee”) or his assigns, (ii) John Pappajohn (“Stockholder”); and (iii) Patient Infosystems, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Stockholder is the legal and beneficial owner of 8,419,957 shares of common stock of the Company (the “Shares”);

WHEREAS, the Stockholder desires to transfer and assign to Trustee, and Trustee desires to accept such transfer and assignment of, the right to vote or otherwise act for the Stockholder in connection with all of their rights and responsibilities as stockholders of the Company in respect of 1,666,936 Shares (the “Subject Shares”); and

WHEREAS, the parties hereto desire to set forth in writing their understandings and agreements.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally and equitably to be bound, hereby agree as follows:

1.            Creation of Trust. The Stockholder hereby transfers and assigns to Trustee, and Trustee hereby accepts the transfer and assignment of, the right to vote or otherwise act for the Stockholder in connection with all of his rights and responsibilities as stockholder of the Company in respect of the Subject Shares; and, in order to effectuate such transfer and assignment, the Stockholder hereby transfers to Trustee the certificate evidencing the Subject Shares. Trustee shall hold such certificate of the Stockholder, as trustee, subject to the terms and conditions of this Agreement.

2.            Restriction on Transfer. The Stockholder may sell, transfer, hypothecate, pledge or otherwise transfer the Subject Shares only subject to (i) this Agreement; (ii) the requirements of applicable securities laws and regulations; (iii) any restrictions on transfer contained in (A) the Certificate of Incorporation of the Company, as amended, or (B) the Bylaws of the Company, and (iv) any other applicable agreement binding upon the Stockholder (including without limitation the Lockup Agreement between the Stockholder and the Company dated January 24, 2006), all of which applicable agreements are incorporated in this Agreement by reference. Any transferee of Subject Shares that is an affiliate of the Stockholder, other than the Company, must become a party to this Agreement and any purported transfer of the Subject Shares to an affiliate of the Stockholder, other than to the Company, that has not become a party hereto shall be null and void. Any transferee of Subject Shares that is an affiliate of the Stockholder, other than the Company, shall have all the rights and shall be subject to all limitations of the transferor Stockholder under this Agreement.

264953 v5/RE	1.

3.	Trustee.

(a)          Rights And Powers Of Trustee. So long as the Trustee shall be deemed to hold the Subject Shares in trust in accordance with the terms hereof, the Trustee shall possess, and in the Trustee’s discretion shall be entitled to exercise in person or by nominees, agents, attorneys-in-fact, or proxies, as absolute owner and holder of the Subject Shares all rights and powers attendant thereto, including the right to vote, assent, or consent with respect thereto, to take part in and consent to any corporate or stockholder action of any kind whatsoever, and to receive dividends and distributions on the Shares, in each case subject to the terms of this Agreement. The rights of the Trustee herein to vote, assent or consent shall include, without limitation, the right to vote at any election of the directors and in favor of or in opposition to any resolution for a proposed dissolution and liquidation, merger, or consolidation of the Company, or a sale of all or substantially all of its assets, or the issuance or creation of additional classes of its securities, or any action which may properly be presented at any stockholders’ meeting or which requires the consent of the stockholders of the Company. The Stockholder shall not have any voting rights in respect of the Subject Shares deposited with the Trustee as long as this Agreement is in effect with respect to such Shares.

(b)          Liability Of Trustee. In exercising the rights and powers of the Trustee, the Trustee will exercise the Trustee’s best judgment in its capacity as a fiduciary of the Stockholder; provided, however, the Trustee shall not be liable for any action taken by such Trustee or the Trustee’s agent, except for liability arising from the Trustee’s bad faith, willful misconduct or gross negligence. The Trustee shall not be required to give any bond or other security for the discharge of the Trustee’s duties.

(c)          Resignation Of And Successor Trustee. The Trustee may at any time resign the Trustee’s position as Trustee by delivering a resignation in writing to the Company to become effective thirty (30) days after the date of such delivery, but the Trustee shall nominate a successor Trustee reasonably acceptable to the Company and the Stockholder, who shall have all rights, powers and obligations of the resigning Trustee as set forth in this Agreement, and all rights, powers and obligations of the resigning Trustee hereunder shall immediately terminate upon the acceptance by the successor Trustee of such nomination and the execution of this Agreement by the successor Trustee as “Trustee” hereunder. Subject to the immediately preceding sentence, the fact that any Trustee has resigned such Trustee’s position as a Trustee shall not act, or be construed to act, as a release of any Subject Shares from the terms and provisions of this Agreement.

(d)          Removal. The Trustee may not be removed by the Stockholder, except upon the finding of a court of competent jurisdiction that the Trustee has acted in bad faith or with willful misconduct or gross negligence in the performance (or failure to perform) its duties, obligations, covenants or agreements under this Agreement or in its capacity as trustee to and for the Stockholder. In case of the Trustee’s removal under this Subsection 3(d), the Stockholder and the Company shall, in good faith and full cooperation, select, nominate, and appoint a successor Trustee as quickly as is reasonably possible. After the removal of the Trustee and before the appointment of a successor Trustee, the Stockholder may appoint an interim Trustee

264953 v5/RE	2.

reasonably acceptable to the Company, who shall serve in such capacity and in accordance with the terms of this Agreement, until the successor Trustee is nominated and appointed and duly executes this Agreement as “Trustee” hereunder.

4.	Dividends.

(a)          If during the term of this Agreement any dividend in respect of the Subject Shares deposited with Trustee is paid, in whole or in part, in capital stock of the Company having any voting powers, Trustee shall hold, subject to the terms of this Agreement, the certificates evidencing the shares of such capital stock which are received by him on account of such dividend.

(b)          If during the term of this Agreement any dividend in respect of the Subject Shares deposited with Trustee is paid other than in capital stock of the Company having any voting powers, then Trustee shall immediately distribute the same to the Stockholder.

(c)          In lieu of receiving cash dividends upon the Shares and distributing the same to the Stockholder pursuant to the provisions of Subsection 4(b) hereof, Trustee may, in his sole and absolute discretion, instruct the Company in writing to pay such dividends to the Stockholder directly; provided, however, that Trustee may at any time thereafter revoke such instructions and, by written notice to the Company, direct it to make dividend payments to Trustee. Upon such instruction being given by Trustee to the Company, and until revoked by Trustee, any liability of Trustee with respect to such dividends shall cease.

5.            Subscription Rights. In case any capital stock or other securities of the Company are offered for subscription to the Stockholder in respect of the Subject Shares, Trustee, promptly upon receipt of notice of such offer, shall mail a copy thereof to the Stockholder. Upon receipt by Trustee, at least five (5) days prior to the last day fixed by the Company for subscription and payment, of a request from the Stockholder to subscribe in his behalf, accompanied with the sum of money required to pay for such capital stock or securities (not in excess of the amount subject to subscription in respect of the Subject Shares owned by the Stockholder), Trustee shall make such subscription and payment and, upon receiving from the Company the certificates evidencing the shares of capital stock or securities so subscribed for shall hold such capital stock or other securities in accordance with the terms of this agreement, shall issue to the subscribing Stockholder a notice in respect thereof if the same be capital stock or securities having any voting powers; provided, however, that, if the same shall be securities other than capital stock having any voting powers, Trustee shall mail or deliver such securities to the Stockholder, or may instruct the Company to make delivery directly to the Stockholder.

6.            Dissolution; Reorganization. In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, Trustee shall receive the money, securities, rights or property to which the Stockholder are entitled, and shall distribute such money, securities, rights or property to the Stockholder.

7.	Indemnification.

(a)          Of the Trustee. The Company shall indemnify and hold the Trustee and such Trustee’s agents harmless from and against any and all liabilities, obligations, losses,

264953 v5/RE	3.

damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed, incurred or asserted against the Trustee in connection with or growing out of the administration of the voting trust created by this Agreement or the exercise of any powers or the performance of any duties by the Trustee as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except such as shall arise from the willful misconduct or gross negligence of the Trustee.

(b)          Of the Stockholder. The Company shall indemnify and hold the Stockholder and the Stockholder’s agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed, incurred or asserted against the Stockholder in connection with or growing out of the administration of the voting trust created by this Agreement or the exercise of any powers or the performance of any duties by the Stockholder as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except such as shall arise from the willful misconduct or gross negligence of the Stockholder. Notwithstanding the foregoing, the Company shall not be required to indemnify the Stockholder for any loss resulting from a decline in value of the Subject Shares.

8.	Reclassification of Subject Shares

(a)          Determination of 10%. As of the last day of each fiscal quarter and the fiscal year, as applicable (each a “Quarterly Certification Date”), of the Company, the Company shall certify the number of issued and outstanding Shares to the Trustee. As of the date of any reduction in the number of issued and outstanding Shares (a “Special Certification Date” and, collectively with the Quarterly Certification Dates, the “Certification Dates”), the Company shall certify the number of issued and outstanding Shares to the Trustee.

(b)          Reclassification of Subject Shares. If, in accordance with a certification provided pursuant to Subsection 8(a), the percentage of the Company’s issued and outstanding Shares owned, as of such Certification Date, beneficially and of record by the Stockholder shall have declined relative to the prior certification, then (i) that number of Subject Shares held by Trustee pursuant to this Agreement shall no longer be classified as Subject Shares, (ii) Trustee’s right to vote or otherwise act for the Stockholder in connection with all of his rights and responsibilities as a stockholder of the Company in respect of such former Subject Shares shall terminate, and (iii) Trustee shall deliver to the Stockholder a stock certificate(s) representing such Shares.

(c)          Classification of Subject Shares. If, in accordance with a certification provided pursuant to Subsection 8(a), the percentage of the Company’s issued and outstanding Shares owned, as of such Certification Date, beneficially and of record by the Stockholder shall have increased relative to the prior certification, then effective as of such Certification Date (i) the Stockholder shall transfer and assign to Trustee the right to vote or otherwise act for the Stockholder in connection with all of his rights and responsibilities as a stockholder of the Company in respect of such number of Shares (the “Excess Shares”) which shall be necessary such that the number of Shares with respect to which the Stockholder has the right to vote or

264953 v5/RE	4.

otherwise act, excluding all Subject Shares (with respect to which Trustee shall have such rights hereunder), is the largest whole number less than 10% of the number of issued and outstanding Shares as of such Certification Date, (ii) Trustee shall accept such transfer and assignment in respect of such Excess Shares, (iii) the Stockholder shall transfer to Trustee the certificate(s) evidencing such Excess Shares, and (iv) such Excess Shares shall be considered and treated as Subject Shares for all purposes under this Agreement.

(d)          Acquisition of Shares by the Stockholder. If the Stockholder acquires record or beneficial ownership of Shares (the “Acquired Shares”) through any method during the pendency of this Agreement, then effective as of the date of such acquisition (i) the right to vote or otherwise act for the Stockholder in connection with all of his rights and responsibilities as a stockholder of the Company in respect of such Acquired Shares shall automatically be transferred and assigned to Trustee, (ii) Trustee shall accept such transfer and assignment in respect of such Acquired Shares, (iii) the Stockholder shall transfer to Trustee the certificate(s) evidencing such Acquired Shares, and (iv) such Acquired Shares shall be considered and treated as Subject Shares for all purposes under this Agreement.

9.	Termination of Agreement.

(a)          This Agreement and the voting trust created hereby shall terminate with respect to all of the Subject Shares upon the earliest to occur of (i) the Shares beneficially owned by the Stockholder constituting less than 10% of the Company’s issued and outstanding Shares; (ii) the consolidation or merger of the Company with or into any other corporation or other entity, or any other corporate reorganization, in which the Stockholder does not beneficially own 10% or more of the outstanding capital stock of the surviving entity, (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company, (iv) the written consent of all the parties to this Agreement, (v) the date specified in a written resignation from Trustee mailed to the Stockholder, (vi) the date that no Shares then held by the Stockholder constitute Subject Shares, (vii) the date that the New Jersey regulatory authorities approve the Stockholder’s beneficial ownership of greater than 10% of the issued and outstanding Shares of the Company, or (viii) the date that the New Jersey regulations (or any similar successor regulations thereto) no longer prohibit the Stockholder from having the authority to vote or direct the voting of all of the Shares beneficially owned by the Stockholder.

(b)          Upon termination of this Agreement with respect to the Subject Shares, the voting trust created pursuant to Section 1 hereof shall cease to have any effect with respect to such Shares, and the parties hereto shall have no further rights or obligations under this Agreement with respect to such Shares, except that Trustee shall, within thirty (30) days after the termination of this Agreement with respect to such Shares, return the Stockholder’s certificate(s) evidencing such Shares and any other property distributable under the terms hereof with respect to such Shares.

10.          Trustee’s Compensation and Actions. Trustee shall serve as trustee without compensation. Any expenses paid or incurred by Trustee shall be considered the liability of the Company and shall be paid by the Company out of its own funds. Trustee shall not be entitled to seek redress, with respect to any damages incurred by it as a result of this Agreement, from the Subject Shares. Nothing herein contained shall disqualify Trustee or incapacitate him from

264953 v5/RE	5.

serving the Company or any of its subsidiaries as an officer or director, or in any other capacity, nor from receiving compensation therefor.

11.          Covenant. The Company agrees to use its commercially reasonable efforts to obtain the requisite approval of the New Jersey regulatory authorities to the ownership of the Shares by the Stockholder.

12.          Agreement to be Bound by Stockholders Agreement. In accordance with Section 9 of the Company’s Stockholders Agreement, dated as of the date hereof (the “Stockholders Agreement”), Trustee agrees to abide by the terms of the Stockholders Agreement. The Company is expressly authorized and required to deliver this Agreement in satisfaction of Trustee’s obligation to deliver a written instrument required by Section 9 of the Stockholders Agreement.

13.          Definition of Beneficial Ownership. As used herein, the Stockholder shall be deemed to have “beneficial ownership” of any securities that he has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise:

(a)          voting power which includes the power to vote, or to direct the voting of, such securities; and/or

(b)          investment power which includes the power to dispose, or to direct the disposition of, such security.

14.          Notwithstanding Section 13, the Stockholder shall also be deemed the beneficial owner of a security if he has the right to acquire beneficial ownership, as defined above, of that security within sixty days, including but not limited to any right to acquire:

(a)	through the exercise of any option, warrant or right;
(b)	through the conversion of a security;

(c)          pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or

(d)          pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

Any securities not outstanding but that are issuable to the Stockholder within sixty days pursuant to such options, warrants, rights or conversion privileges (but not those issuable to persons unaffiliated with the Stockholder) shall be deemed to be outstanding for the purpose of computing the percentage of outstanding Shares beneficially owned by the Stockholder.

15.          Notice to Stockholder. Any notice to or communication with the Stockholder shall be deemed to be sufficiently given or made when deposited in the United States mail, registered or certified mail, first-class postage prepaid, or transmitted via messenger, addressed to the Stockholder at his address appearing on the records of the Company. Every notice

264953 v5/RE	6.

provided in the foregoing manner shall be deemed effective, whether or not received, on the date of such deposit or transmittal.

16.          Modification. No modification of this Agreement shall be effective unless in writing and signed by all of the parties hereto.

17.          Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

18.          Severability. The invalidity of any particular provision of this Agreement shall not affect the validity of the remainder hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

19.          Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

20.          Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

[The rest of this page has been intentionally left blank]

264953 v5/RE	7.

IN WITNESS WHEREOF, the Company, Stockholder and Trustee have executed this Agreement as of the date first set forth above.

COMPANY:	TRUSTEE:

PATIENT INFOSYSTEMS, INC./S/ STEVEN MORAIN

Steven Morain

By: /s/Roger L. Chaufournier

President

Stockholder:

/s/ John Pappajohn
John Pappajohn

264953 v5/RE